Exhibit 10.1

August 5, 2008

The Board of Directors

Jamba, Inc. and Jamba Juice Company

6475 Christie Avenue, Suite 150

Emeryville, California 94608

Re: Resignation

Members of the Board of Directors of Jamba, Inc. and Jamba Juice Company:

I hereby tender my resignation as Chief Executive Officer and President and from any and all other officer positions and in all capacities, including that of employee, as applicable, of Jamba, Inc. (the “Company”), Jamba Juice Company and all other subsidiaries thereof, immediately effective upon the date set forth above.

In addition, I also hereby resign as a member of the Board of Directors of the Company, Jamba Juice Company and all other subsidiaries thereof and, as applicable, as a member of any Board committees thereof, immediately effective upon the date set forth above.

In connection with such voluntary resignation, the Company and Jamba Juice Company hereby agree that such resignation shall be treated for purposes of benefits to which I shall be entitled under my employment agreement with the Company and Jamba Juice Company dated as of May 10, 2006, amended as of November 29,2006, as a termination “without Cause” as defined in such agreement on the condition that I sign and not revoke a separation agreement and release substantially in the form attached hereto as Exhibit A.

Very truly yours,

/s/ Paul E. Clayton
Paul E. Clayton

Accepted and Agreed:

JAMBA INC. JAMBA JUICE COMPANY

By:	/s/ Steven R. Berrard
Name:	Steven R. Berrard
Title:	Chairman of the Board of Jamba, Inc. Director of Jamba Juice Company

Exhibit A

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and among Jamba Juice Company (the “Company”), Jamba, Inc. and Paul E. Clayton (“Executive”) with respect to the following facts:

A. Executive is currently employed by the Company as its president and chief executive officer pursuant to the terms of an employment agreement initially entered into by and between Jamba, Inc. and Executive as of May 10, 2006, and amended as of November 29, 2006 in order to assign Executive’s employment to the Company, a wholly owned subsidiary of Jamba, Inc. (hereinafter the “Employment Agreement”)

B. Executive’s employment relationship with the Company will cease and will be treated as a voluntary resignation from employment as of August 5, 2008 (“Separation Date”).

C. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. Company agrees to provide Executive with the following payments and benefits (“Severance Package”) consistent with the provisions of the Employment Agreement where Executive would have been terminated “without Cause”. Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Separation Agreement. Executive acknowledges that the Severance Package contains no bonus portion as no annual bonus would have been paid to Executive under the Employment Agreement.

1.1 Severance Payments. Company agrees to pay Executive (or the estate of Executive in the event of Executive’s death) the equivalent of one year’s salary at his current base salary of Five Hundred Twenty-Five Thousand Dollars ($525,000.00), less all appropriate federal and state income and employment taxes (“Severance Payments”). Beginning the first payday following the Effective Date as described in paragraph 10.2 herein, the Severance Payments will be made in such amount as if they were going to be made in equal installments over the course of one (1) year in accordance with Company’s regular payroll schedule. Notwithstanding the foregoing, with respect to all Severance Payments which would otherwise be payable on or after March 10, 2009, the Company shall accelerate the timing of such remaining Severance Payments such that the remaining portion of the Severance Payments will be paid to Executive in a lump sum on the payday immediately preceding March 15, 2009.

1.2 Acceleration of Vesting. On November 29, 2006, the Company granted Executive (a) an option to purchase 510,000 shares of the Company’s common stock (the “Initial Option Grant”), and (b) 70,000 shares of restricted stock (the “Initial Restricted Stock Grant”), as more fully defined and as set forth in the Employment Agreement. On December 12, 2007, the Company granted Executive an option to purchase 50,000 shares of the Company’s common stock and an option to purchase an additional 95,500 shares, based on certain performance metrics (together, the “Additional Option Grants”). Executive also has 81,407 roll-over options under the Company’s predecessor’s stock option plan (“Roll-Over Options”). As of the Separation Date, Executive shall be fully vested in the Initial Option Grant, the Initial Restricted Stock Grant, and the Roll-Over Options. Notwithstanding anything to the contrary, Executive’s rights with respect to the Additional Option Grants shall continue to be governed by the contractual documents under which Executive was granted an option with respect to these shares, and nothing in this Agreement shall be deemed to waive any rights Executive may have in such shares under the terms of the Additional Option Grants; provided, however, that the foregoing is not intended to create any rights with respect to the Additional Option Grants nor imply that any of the performance metrics or other conditions under the Additional Option Grants have been met. Executive acknowledges that the Company shall be entitled to deduct all appropriate federal and state income and employment taxes with respect to the Initial Restricted Stock Grant or any stock options exercised by Executive hereunder from the amounts payable to Executive hereunder.

1.3 Continuation of Group Health Benefits. So long as Executive was covered under the Company’s group health and dental plans as of the Separation Date and he timely elects to continue such group coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for the applicable COBRA premiums by directly forwarding, in a timely fashion, all applicable premiums to Company’s group health and dental plans until the earlier of (a) the one year anniversary of the Separation Date, or (b) Executive obtains coverage under another employer’s group health and dental plans. Thereafter, Executive shall be solely responsible for payment of COBRA premiums.

Executive acknowledges that he has been paid all wages that Executive has earned during his employment with the Company through the Separation Date. Executive understands and acknowledges that he shall not be entitled to any payments from the Company other than those expressly set forth in this paragraph 1. This paragraph 1 is intended to be in full satisfaction of any and all rights of Executive for payment under the Employment Agreement.

2. General Release. Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses; provided however, the foregoing Release shall not apply to Executive’s rights under that certain Indemnity Agreement by and between Executive and the Company dated as of November 29, 2006 (“Indemnity Agreement”) and any and all rights to indemnity to which Executive may be entitled based on Company’s Certificate of Incorporation, Bylaws, the vote of Company’s stockholders or interested directors, any other contract, statute or common law. However, this General Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. In addition, by entering into this Agreement, Executive shall not be deemed to have waived any rights he may have under the Initial Option Grant, the Initial Restricted Stock Grant, the Additional Option Grants and Roll-Over Options. Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.

3. California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

5. Nondisparagement. Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, its subsidiaries or any officer or director thereof, except that this provision shall not be interpreted to prevent Executive from testifying in response to a subpoena. The provisions of this Section 5 shall be in effect for a period of one (1) year following the Separation Date.

6. Confidentiality and Return of Company Property. Executive understands and agrees that as a condition of receiving the Severance Package described in paragraph 1, all

Company property must be returned to Company on or before the Separation Date. By signing this Agreement, Executive represents and warrants that Executive will have returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Executive will not use or disclose to others any confidential or proprietary information of Company or the Released Parties. Executive further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Employment Agreement.

7. Non-Solicitation. Executive understands and agrees that pursuant to the provisions of the Employment Agreement, he continues to have ongoing obligations to the Company with respect to Non-Solicitation for a period of one (1) year following his termination of employment. Notwithstanding the foregoing, the Parties agree that paragraph 3(b)(i) of the Employment Agreement, which defines (in part) “Protected Business” shall be modified to read, “the retailing of fruit smoothies, juices and blended beverages (but only when the combined sales of fruit smoothies, juices and blended beverages exceed 20% of the total sales of the business) and healthy snacks”.

8. Enforcement. If Executive breaches any of the terms in paragraphs 5, 6, or 7 above or their subparts, Company will immediately cease making the separation payments described in paragraph 1.1 above, to the extent those payments have not yet been made. This shall in no way limit Company’s right to pursue all legal and equitable remedies available to it as a result of Executive’s breach of this Separation Agreement.

9. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement.

10.1 Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) that Executive has obtained and considered such legal counsel as Executive deems necessary; (d) that Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) that by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

10.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by Steven R. Berrard by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Payment shall become due and payable in accordance with paragraph 1, provided this Separation Agreement has not been revoked.

10.3 Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11. Application of Section 409A. The payments under this Separation Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Code described in Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent possible, and to the extent such payments do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A of the Code described in Treasury Regulation Section 1.409A-l(b)(9)(iii) to the maximum extent possible. Notwithstanding any other provision of this Separation Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions and to avoid the pre- distribution inclusion in income of amounts payable under this Separation Agreement and the imposition of any additional tax or interest with respect thereto. Thus, it is intended that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Separation Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Separation Agreement.

12. Severability. In the event any provision of this Separation Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

14. Binding on Successors. The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.

15. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

16. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Separation Agreement.

17. Entire Agreement; Modification. This Separation Agreement is not intended to, and shall not, modify, amend, or alter the Indemnity Agreement or any rights Executive may have under the Initial Option Grant, the Initial Restricted Stock Grant, the Additional Option Grants and Roll-Over Options. This Separation Agreement, the Indemnity Agreement, and the surviving provisions of the Employment Agreement are intended to be the entire agreement between the parties and supersede and cancel any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s separation of employment with Company and settlement of all claims between the parties other than those set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: August 29, 2008	/s/ Paul E. Clayton
Paul E. Clayton

JAMBA JUICE COMPANY

Dated: September 3, 2008	By:	/s/ Michael Fox
	Name:	Michael Fox
	Title:	svp, general counsel

JAMBA, INC.

Dated: September 3, 2008	By:	/s/ Michael Fox
	Name:	Michael Fox
	Title:	svp, general counsel